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                            TODAY'S BANCORP, INC.
               Exhibit 11 - Computation of Per Share Income
                      for the Six Months ended June 30



                                                 1996               1995
                                                 ----               ----

Net income                                    $2,566,000         $2,140,000
                                              ----------         ----------
                                              ----------         ----------

Weighted average shares outstanding*           2,748,644          2,714,852

Net additional shares resulting from assumed
    exercise of stock options**                   39,355             12,793
                                                  ------             ------

Total weighted average common shares and
    equivalents outstanding                    2,787,999          2,727,645
                                               ---------          ---------
                                               ---------          ---------

Net income per common share:

    Primary                                        $0.93              $0.79
                                                   -----              -----
                                                   -----              -----

    Assuming full dilution                         $0.92              $0.78
                                                   -----              -----
                                                   -----              -----


__________________________________
* The average number of shares outstanding is used for the computation of primary earnings per share since the change caused by common stock equivalents is less than 3% and thus does not need to be considered as dilutive.

** Assumes proceeds from exercise of stock options used to purchase treasury shares at market on the last business day of the quarter.